As filed with the Securities and Exchange Commission on May 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WHITEWAVE FOODS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	46-0631061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1225 Seventeenth Street, Suite 1000 Denver, Colorado	80202
(Address of principal executive offices)	(Zip code)

The WhiteWave Foods Company Amended and Restated 2012 Stock Incentive Plan

(Full title of the plan)

Roger E. Theodoredis

Executive Vice President, General

Counsel & Corporate Secretary

The WhiteWave Foods Company

1225 Seventeenth Street, Suite 1000

Denver, Colorado 80202

(303) 635-4500

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	6,850,000	$46.26	$316,881,000	$36,822

(1)	This registration statement covers 6,850,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of The WhiteWave Foods Company (the “Registrant”), issuable under The WhiteWave Foods Company Amended and Restated 2012 Stock Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities to be offered or issued pursuant to the Plan because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2)	Estimated solely for purposes of calculating the registration fee and, pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 13, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 2, 2015;

(b)	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 1, 2015, that are specifically incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2014;

(c)	all other reports filed by the Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act between December 31, 2014 and the date of the filing of this Registration Statement; and

(d)	the description of the securities contained in the Registrant’s registration statement on Form 8-A (File No. 001-35708), filed with the Commission on October 19, 2012 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to, and the Registrant has included in its Second Restated Certificate of Incorporation a provision that does, eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification can only be given for expenses and no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s second restated certificate of incorporation and amended and restated bylaws authorize the indemnification of officers and directors of the Registrant consistent with Section 145 of the Delaware General Corporation Law and the Registrant has entered into indemnification agreements with its directors and executive officers that provides generally for indemnification and advancement of expenses to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 20, 2015.

THE WHITEWAVE FOODS COMPANY

By:	/s/ Kelly J. Haecker
Kelly J. Haecker
Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Gregg L. Engles, Kelly J. Haecker and Roger E. Theodoredis or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregg L. Engles	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 20, 2015
Gregg L. Engles

/s/ Kelly J. Haecker	Chief Financial Officer (Principal Financial Officer)	May 20, 2015
Kelly J. Haecker

/s/ James T. Hau	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 20, 2015
James T. Hau

/s/ Michelle P. Goolsby	Director	May 20, 2015
Michelle P. Goolsby

/s/ Stephen L. Green	Director	May 20, 2015
Stephen L. Green

/s/ Joseph S. Hardin, Jr.	Director	May 20, 2015
Joseph S. Hardin, Jr.

/s/ Mary E. Minnick	Director	May 19, 2015
Mary E. Minnick

/s/ Doreen A. Wright	Director	May 20, 2015
Doreen A. Wright

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Restated Certificate of Incorporation of the Registrant.

4.2 (1)	Amended and Restated By-laws of the Registrant.

4.3 (2)	The WhiteWave Foods Company Amended and Restated 2012 Stock Incentive Plan.

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (contained in the signature page to this registration statement).

(1)	Incorporated by reference to the exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed on April 1, 2015.